Exhibit 21.1

Subsidiaries of the Registrant

Albireo AB, a limited liability company registered in Sweden

Elobix AB, a limited liability company registered in Sweden

Albireo Pharma Limited, a limited liability company registered in UK

Albireo Pharma Security Corporation, a Massachusetts corporation